Exhibit 99.1

Kelly Services Announces Agreement with Hunt Equity Opportunities and Board Appointments

TROY, MI. – January 30, 2026 – Kelly Services, Inc. (Nasdaq: KELYA; KELYB) (“Kelly” or the “Company”), a leading specialty talent solutions provider, announced today that the Company entered into a letter of agreement (the “Letter Agreement”) with Hunt Equity Opportunities, LLC, an indirect subsidiary of Hunt Companies, Inc. (“Hunt”), to provide for the amendment and expiration of the previously announced stockholder rights plan (the “Rights Plan”), and for certain conduct and approval covenants related to Kelly’s governance and transaction evaluation processes.

The intent of the adoption of the Rights Plan was to afford the Company’s board of directors (the “Board”) sufficient time to become informed about and evaluate the terms of the Share Purchase Agreement, dated January 9, 2026, between Terence E. Adderley Revocable Trust K (“Trust K”) and Hunt Equity Opportunities, LLC, and to consider the best interests of the stockholders of the Company unaffiliated with Trust K. Following extensive discussions with Hunt, the parties entered into the Letter Agreement pursuant to which the Board unanimously approved Amendment No. 1 to the Rights Plan (the “Amendment”), effective January 30, 2026. The Amendment, among other things, exempts the Hunt purchase of shares from Trust K (the “Transfer”) as a trigger event under the Rights Plan and provides that the Rights Plan expires immediately prior to the Transfer.

Thereafter, on January 30, 2026, Trust K closed a transaction with Hunt, pursuant to which Hunt acquired 3,039,940 shares of Class B Common Stock of Kelly from Trust K, causing Hunt to become the controlling stockholder of Kelly with 92.2% of the Class B Common Stock.

“Hunt is very excited about the value creation opportunities ahead for Kelly,” said James Christopher Hunt, chief executive officer of Hunt (“Chris Hunt”). “We look forward to supporting Chris Layden, chief executive officer of Kelly, and the rest of the Company’s management team as they focus on accelerating growth and realizing Kelly’s full potential.”

Also pursuant to the Letter Agreement, Kelly announced changes to the composition of the Company’s Board. Effective January 30, 2026, and until Kelly’s 2026 Annual Meeting of Stockholders, the Board is composed of four designees from Hunt, Chris Hunt, Angela Brock-Kyle, Edward Escudero, and James K. Hunt; Layden; and three directors serving on the Board as of the Letter Agreement date, Robert S. Cubbin, Amala Duggirala, and Leslie A. Murphy. Chris Hunt serves as the Company’s chairman. In connection with these changes, Terrence B. Larkin, Gerald S. Adolph, George S. Corona, InaMarie F. Johnson, and Peter W. Quigley resigned from the Board, effective January 30, 2026.

“On behalf of Kelly, we are pleased to welcome our new Board members as we continue to drive progress on the Company’s strategic journey. We remain committed to creating lasting value for all our stakeholders, and we look forward to working with our new directors toward that goal,” said Layden. “We are grateful to Trust K for its support of Kelly, and to the outgoing members of the Board for their dedicated service and contributions toward building a strong foundation upon which the Company can grow going forward.”

Additional information regarding the Letter Agreement will be contained in a current report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Forward-Looking Statements:

This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Kelly’s financial expectations, are forward-looking statements. Factors that could cause actual results to differ materially from those contained in this release include, but are not limited to, (i) changing market and economic conditions, (ii) disruption in the labor market and weakened demand for human capital resulting from technological advances, loss of large corporate customers and government contractor requirements, (iii) the impact of laws and regulations (including federal, state and international tax laws), (iv) unexpected changes in claim trends on workers’ compensation, unemployment, disability and medical benefit plans, (v) litigation and other legal liabilities (including tax liabilities) in excess of our estimates, (vi) our ability to achieve our business’s anticipated growth strategies, (vii) our future business development, results of operations and financial condition, (viii) damage to our brands, (ix) dependency on second parties for the execution of critical functions, (x) conducting business in foreign countries, including foreign currency fluctuations, (xi) availability of temporary workers with appropriate skills required by customers, (xii) cyberattacks or other breaches of network or information technology security, and (xiii) other risks, uncertainties and factors discussed in this release and in the Company’s filings with the Securities and Exchange Commission. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. All information provided in this press release is as of the date of this press release and we undertake no duty to update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

Advisors

Nelson Mullins Riley & Scarborough LLP, Potter Anderson & Corroon LLP and Allerhand & Odoner LLP acted as legal counsel to Kelly. Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Hunt. Chestnut Partners acted as exclusive financial advisor and Goodwin Procter LLP acted as legal counsel to Trust K.

About Kelly®

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) helps companies recruit and manage skilled workers and helps job seekers find great work. Since inventing the staffing industry in 1946, we have become experts in the many industries and local and global markets we serve. With a network of suppliers and partners around the world, we connect more than 400,000 people with work every year. Our suite of outsourcing and consulting services and solutions ensures companies have the people they need, when and where they are needed most. Headquartered in Troy, Michigan, we empower businesses and individuals to access limitless opportunities in industries such as science, engineering, technology, education, manufacturing, retail, finance, and energy. Revenue in 2024 was $4.3 billion. Learn more at kellyservices.com.

About Hunt Companies

Based in El Paso, Texas, Hunt Companies is a privately held investment platform with over 75 years of expertise in real estate, infrastructure, and financial services. Our nationwide operations are powered by a diverse portfolio of affiliates. From developing vibrant communities to managing complex financial structures, we are dedicated to creating value that endures. With a focus on sustainable growth and innovation, Hunt Companies continues to expand its impact, delivering results that benefit our clients, partners, and the communities we serve.

www.huntcompanies.com

KELYA-FIN

Analyst & Media Contact

Scott Thomas

(248) 251-7264

scott.thomas@kellyservices.com